UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 17, 2012

DAKOTA GOLD CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53630	20-5859893
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
701 N. Green Valley Parkway, Suite 200
Henderson, NV
(Address of Principal Executive Offices)

89074
(Zip Code)

(702) 990 3256
(Registrant’s Telephone Number, Including Area Code)

_________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On August 17, 2012, Dakota Gold Corp. (the “Registrant”) executed a property option agreement (the “Agreement”) with MinQuest, Inc. (“MinQuest”) granting the Registrant the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by MinQuest, a natural resource exploration company.  The property known as the Crescent Fault Property is located in Eureka County, Nevada and currently consists of 33 unpatented claims (the “Property”).  Annual option payments and minimum annual exploration expenditures under Agreement are as noted below:

	Property	Work
	Payments	Expenditures
Upon Execution of the Agreement	$5,000	$-
By August 17, 2013	60,000	300,000
By August 17, 2014	45,000	200,000
By August 17, 2015	60,000	250,000
By August 17, 2016	70,000	250,000
By August 17, 2017	80,000	300,000
By August 17, 2018	90,000	300,000
By August 17, 2019	100,000	350,000
By August 17, 2020	100,000	400,000
By August 17, 2021	250,000	750,000
	$860,000	$3,100,000

Since our payment obligations are non-refundable, if we do not make any payments under the Agreement we will lose any payments made and all our rights to the Property. If all said payments under the Agreement are made, then we will acquire all mining interests in the Property.  If the Registrant fails to make any payment when due, the Agreement gives the Registrant a 60-day grace period to pay the amount of the deficiency.  MinQuest retained a 3% royalty of the aggregate proceeds received by the Registrant from any smelter or other purchaser of any ores, concentrates, metals or other material of commercial value produced from the Property, minus the cost of transportation of the ores, concentrates or metals, including related insurance, and smelting and refining charges, including penalties.

The Registrant may use MinQuest for its mineral exploration expertise on the Property. Furthermore, both the Registrant and MinQuest have the right to assign, sell, mortgage or pledge their rights in each respective Agreement or on each respective Property. In addition, any mineral interests staked, located, granted or acquired by either the Registrant or MinQuest which are located within a 1 mile radius of the Property will be included in the option granted to the Registrant.

The Agreement will terminate if the Registrant fails to comply with any of its obligations in the Agreement and fails to cure such alleged breach. If the Registrant gives notice that it denies a default has occurred, the matter shall be determined finally through such means of dispute resolution as such matter has been subjected to by either party. The Agreement provides that all disputes shall be resolved by a sole arbitrator under the rules of the Arbitration Act of Nevada. The Registrant also has the right to terminate the Agreement by giving notice to MinQuest.

The Registrant’s principal executive officer is also a Vice President of MinQuest.

Item 1.02. Termination of a Material Definitive Agreement

On August 17, 2012, the Registrant gave notice of termination to Zsolt Rosta, Jennifer Oliver and Genesis Gold Corporation, (collectively the “Property Owners”) pursuant to the terms of the Caldera Property Agreement (the “Caldera Agreement”) dated September 10, 2010. The Caldera Agreement, which was filed as an exhibit to the Company's Form 8-K filed on September 13, 2010, had granted the Company the right to acquire 100% of the mining interests of a Nevada mineral exploration property known as the Caldera Property controlled by the Property Owners.  The Registrant has determined that the Caldera Property no longer fits with its business parameters.

As a result of such termination, the Caldera Property has been returned to the Property Owners and the Company is responsible to pay all claim fees, payments and expenses in order to maintain the property in good standing until August 2013. It is estimated that such fees and expenses will not exceed an aggregate of approximately $7,000.

For all the terms and provisions of the Agreement, reference is hereby made to such documents annexed hereto as Exhibits 10.1.  All statements made herein concerning the foregoing are qualified in their entirety by reference to said exhibit.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.                      Description

10.1	Crescent Fault Property Option Agreement dated August 17, 2012, by and between MinQuest, Inc. and Dakota Gold Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dakota Gold Corp.
(Registrant)

By: /s/ Herb Duerr
Name: Herb Duerr Title: President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director

Date:  August 20, 2012